Consent of Independent Registered Public Accounting Firm

To the Board of Managers

Ministry Partners Investment Company, LLC

Brea,  California

We hereby consent to the use, in the Form Post-Effective Amendment No. 1 to Form S-1 Registration Statement dated April 29, 2015 of Ministry Partners Investment Company, LLC, of our report dated March 30, 2015 accompanying the consolidated financial statements of Ministry Partners Investment Company, LLC and subsidiaries as of December 31, 2014 and 2013 and for the years then ended contained in such Form Post-Effective Amendment No. 1 to Form S-1 Registration Statement.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Form Post-Effective Amendment No. 1 to Form S-1 Registration Statement.

/s/ Hutchinson and Bloodgood LLP

Glendale,  California

April 29, 2015